Exhibit 10.2

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is adopted, executed and agreed to as of this 29th day of October, 2019 (the “Effective Date”), between MRC Global Inc., a Delaware corporation (“Company”), and Daniel J. Churay (the “Executive”), which are referred to as the parties to this Amendment.

WHEREAS, the parties previously entered into that certain Employment Agreement dated February 18, 2014 (including any and all exhibits and other attachments thereto, the “Employment Agreement”); and

WHEREAS, the parties desire and deem it to be in their respective best interests to amend the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Amendment, and other valid consideration, the sufficiency of which the parties acknowledge, the parties agree to amend the Employment Agreement as follows:

ARTICLE I

AMENDMENTS TO EMPLOYMENT AGREEMENT

The Employment Agreement is amended by:

(1)	Deleting 1.1 in its entirety and substituting in its place the following:

“Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case, pursuant to this Agreement, for a period commencing on the Effective Date and ending on the earlier of:

(i)    February 18, 2021 (the “Target Date”) and

(ii)    the termination of the Executive’s employment in accordance with Section 3 (the “Term”).”

(2)	Adding a new Section 2.7 that reads as follows:

“Retirement. If Executive remains employed by the Company on or after the Target Date, the Company terminates Executive’s employment other than for Cause, death or Disability prior to the Target Date or the Executive terminates employment for Good Reason prior to the Target Date, Executive shall be deemed “Retired” and to have satisfied any requirement that the Participant’s age plus years of service equal to at least 80 for the purposes of any equity award agreement granted pursuant to the Company’s 2011 Omnibus Incentive Plan, as amended, including (without limitation) any Restricted Stock Award Agreement, Restricted Stock Unit Award Agreement, Performance Share Unit Award Agreement or Stock Option Agreement and Executive shall be entitled to continued vesting pursuant to the retirement provisions of each such agreement and any requirement under the award agreement that Executive must remain employed with the Company for any period of time prior to such Retirement for the award to vest will be waived; provided, that in the case of any Performance Share Unit Award Agreement the amount payable under the award shall be prorated as provided in the provision concerning “Termination under an Employment Agreement” set forth in Section 5.4 of the applicable Performance Share Unit Award Agreement (notwithstanding the provisions in the “Retirement” provision of the award set forth in Section 5.3) and in the case of any Restricted Stock Unit Award Agreement the amount payable under the award shall be payable within 30 days following the date the award becomes vested. Notwithstanding the foregoing in this Section 2.7, Executive shall only be entitled to the retirement treatment that this Section 2.7 provides if Executive meets the Company’s Equity Ownership Guidelines measured as of the Target Date; provided, that this requirement only applies if Executive’s employment is not otherwise terminated prior to the Target Date.”

ARTICLE II

MISCELLANEOUS

This Amendment is incorporated into and is a part of the Employment Agreement. Except to the extent modified by this Amendment, the Employment Agreement shall continue in full force and effect in accordance with its provisions.

This Amendment shall be construed and enforced in accordance with, and the rights and obligations of the parties shall be governed by, the laws of the State of Texas, without giving effect to the conflicts of law principles thereof.

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. This Amendment may be delivered through the means of email delivery of a portable document format (.pdf) file or similar transmission of the signed Amendment.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the Effective Date.

MRC GLOBAL INC.

By:
Andrew R. Lane
President & CEO

Daniel J. Churay